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                                                                   Exhibit 10.10

                                                                    Revised ICTC
                                                                  Docket 02-0502

                        SERVICES AND FACILITIES AGREEMENT

                         Dated as of December 31, 2002

                                      Among

                        Consolidated Communications, Inc.

                     Illinois Consolidated Telephone Company

                                       and

       Each of the Other Subsidiaries of Consolidated Communications, Inc.
                         Identified on Exhibit A Hereto

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                        SERVICES AND FACILITIES AGREEMENT

      THIS SERVICES AND FACILITIES AGREEMENT (this "Agreement") is made and entered into as of the 31st day of December, 2002, among Consolidated Communications, Inc., a Delaware corporation ("CCI"), Illinois Consolidated Telephone Company, an Illinois corporation ("ICTC"), and each of the other subsidiaries of CCI identified on Exhibit A hereto, as such Exhibit A may be amended from time to time in accordance with the provisions of this Agreement.

                                   WITNESSETH:

      WHEREAS, the Parties are related by virtue of common ownership, directly or indirectly, of their equity securities by CCI; and

      WHEREAS, the Parties believe that the central management of certain services and the provision to each other of certain services and facilities are or may be efficient and cost-effective, and the Parties desire to make provision for these and other transactions as between ICTC and a CCI Entity or Entities;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties hereby agree as follows:

                                    ARTICLE I
                 Definitions; Scope of Agreement; Interpretation

      Section 1.1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below unless the context otherwise requires:

      "CCI Entity" means any of CCI and the entities identified on Exhibit A, including any current or future subsidiaries of such entities, but excluding ICTC.

      "ICC" means the Illinois Commerce Commission.

      "Party" means each, and "Parties" means all of the entities who are from time to time a party to this Agreement.

      "Provider" means a Party who has been requested to, and who is able and willing to, furnish facilities, provide services or both to a Requestor under the terms of this Agreement.

      "Requestor" means a Party who desires to use facilities, receive services or both, and has requested another Party to furnish such facilities, provide such services or both.

      Section 1.2. Scope of Agreement. The purpose of this Agreement is to set forth procedures and policies to govern (a) transactions between a CCI Entity and ICTC, whether such transactions occur directly or indirectly as the end result of a series of related transactions, and (b) the allocation of certain costs. This Agreement is not intended to govern transactions between CCI Entities except to the extent required by the ICC's rules regarding transactions between carriers and their affiliates, as amended from time to time. Furthermore, notwithstanding anything else in this Agreement, any Party may participate in a transaction (which would otherwise be subject to this Agreement but without regard to otherwise following

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this Agreement) if such transaction is permitted by any law or regulation provided the transaction meets the requirements of the applicable law or regulation.

      Section 1.3. Interpretation. The headings of Articles and Sections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles, Sections and Exhibits refer to articles, sections and exhibits of this Agreement unless otherwise stated. Words such as "herein", "hereinafter", "hereof", "hereto", "hereby" and "hereunder", and words of like import, unless the context requires otherwise, refer to this Agreement (including Exhibit A hereto).

                                   ARTICLE II
                         Use of Facilities and Services

      Section 2.1. Facilities. Upon the terms and subject to the conditions of this Agreement, a Requestor may request a Provider or Providers to make available or provide, and, subject to the provisos at the end of this Section, such Provider or Providers shall make available or provide to such Requestor, the use of facilities, which include, but are not limited to, the following:

            (a) facilities, including, without limitation, office space, warehouse and storage space, transportation facilities, repair facilities, production facilities, fixtures and office furniture and equipment;

            (b) computer equipment (both stand-alone and mainframe), peripheral devices, storage media, and software;

            (c) voice and data network equipment including, without limitation, dedicated circuits and private lines, network switching equipment, voice response and call routing equipment, and various network connectivity equipment;

            (d) communications equipment, including, without limitation, audio and video equipment, radio equipment, pagers, modems and telephones, telephone switching equipment and telecommunications equipment;

            (e) vehicles, including, without limitation, automobiles, trucks, vans, trailers, transport equipment, material handling equipment and construction equipment;

            (f)   machinery, equipment, tools, parts and supplies;

provided, however, that a Provider shall have no obligation to provide any of the foregoing to the extent that such item or items are not available (either because such Provider does not possess the item or the item is otherwise being used); and provided further, it is understood that a Provider has sole discretion in scheduling the use by a Requestor of facilities so as to avoid interference with such Provider's operations, subject to the Provider meeting all agreed commitments to the Requestor; and provided further that it is understood that if the provider is ICTC, sufficient prudent and necessary review has been undertaken to assure that making available or providing the use of the facilities will not impair the ability of ICTC to provide its services to its customers.

      Section 2.2. Services. Upon the terms and subject to the conditions of this Agreement, a Requestor may request a Provider or Providers to provide, and, subject to the provisos at the end

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of this Section, such Provider or Providers shall provide to such Requestor services, which include, but are not limited to the following:

            (a) financial, regulatory and legal services, including, without limitation, accounting (including, without limitation, bookkeeping, billing, accounts receivable administration, accounts payable administration, and financial reporting); auditing; executive; finance; insurance; investment advisory services; corporate forecasting; corporate budgeting; claims administration; regulatory services; corporate credit and risk administration; tax; treasury; and other similar services;

            (b) personnel services, including, without limitation, recruiting; staffing, training and evaluation services; payroll processing; fitness for duty testing; compensation policy and administration; employee benefits administration and processing; labor negotiations and management; employee safety and health program administration; employee development and training; employee program development and administration; and related personnel services;

            (c) purchasing services, including, without limitation, preparation and analysis of product specifications; requests for proposals and similar solicitations; vendor and vendor-product evaluations; purchase order and invoice processing; processing and support of employee expense accounts; investment recovery processing; receipt, handling, warehousing and distribution of equipment and purchased items; contract negotiation and administration; inventory management and disbursement; and other similar services;

            (d) information technology services, including, without limitation, application development and support; data center operation and technical support; disaster recovery testing and support; customer bill processing; information technology problem resolution; PC and local server support; centralized server operation and support; wide area network operations and support; local area network operation and support; telephone switch and central equipment operation and support; voice usage; billing and equipment operation and support; and other similar services;

            (e) administrative services, including, without limitation, mailing and mail deliveries; corporate records, archives, microfilm and library operation and support; printing services; graphic arts; building maintenance; vehicle and fleet maintenance and support; building security administration; furniture moves and changes; secretarial and general office support; and other similar services;

            (f) technical, engineering, research and consulting services, including, without limitation, drafting, technical specification development, construction, design, project management, testing and maintenance of equipment; information request processing; corporate environmental issues management; environmental consulting; environmental compliance management; marketing research; regulatory consulting; competitive analysis; and other similar services; and

            (g) public affairs services, including, without limitation, corporate advertising; government relations; legislative affairs; corporate communication; corporate advertising; video and graphic products services; and other similar services;

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provided, however, that a Provider shall have no obligation to provide any of the foregoing to the extent that it is not capable of providing such service (either because such provider does not have personnel capable of providing the requested service or the service is otherwise being used); and provided further, it is understood that a Provider has sole discretion in scheduling the use by a Requestor of services so as to avoid interference with such Provider's operations, subject to the Provider meeting all agreed commitments to the Requestor; and provided further that it is understood that if the provider is ICTC, sufficient prudent and necessary review has been undertaken to assure that the provision of the services will not impair the ability of ICTC to provide its services to its customers.

      Section 2.3. Joint Purchasing. A Party may also request that another Party or Parties enter into arrangements to effect the joint purchase of goods or services from third parties; provided, however, that if ICTC is so requested to enter into or to participate in such arrangements, it shall do so only if its fully distributed cost for such goods or services is not thereby increased; and provided further, that no Party shall be required to purchase a service which it is otherwise capable of providing or obtaining. In the event that any such arrangements are established, one Party may be designated as, or serve as, agent for the other Parties to the arrangement and may administer the arrangement (including billing and collecting amounts due the vendor(s)) for the other Parties.

      Section 2.4. Agreements, Etc. A Provider and Requestor may evidence their agreement with respect to the availability, provision or use of the facilities, services and activities described in this Article II by entering into an agreement, lease, license or other written memorandum or evidence; provided such agreement, lease, license or other written memorandum or evidence shall not contain terms inconsistent with this Agreement; and further provided that this
Section 2.4 shall not be deemed to require any such agreement, lease, license or other written memorandum or evidence.

                                   ARTICLE III
                                Charges; Payment

      Section 3.1. Charges.

      (a)   Charges for the use of facilities or services under Sections 2.1 and
2.2 shall be determined in accordance with Section 4.1.

      (b) Any applicable sales or use tax payable on a joint purchase shall be allocated to the purchasers by applying the statutory basis to the joint purchasers' shares of the purchase cost.

      Section 3.2. Accounting. Each Party shall maintain adequate books and records with respect to the transactions subject to this Agreement and shall establish unique account numbers in its general ledger system which shall be used to record the costs to be apportioned to the other Parties. Each Party shall be responsible for maintaining internal controls to ensure the costs associated with transactions covered by this Agreement are properly allocated and billed in accordance with the terms and provisions of this Agreement.

      Section 3.3. Invoicing, Payment. Invoicing and payment for the facilities and services specified in Article II or the joint services costs specified in
Section 4.3 shall be as follows:

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            (a)   for the use of facilities specified in Section 2.1 or the
      provision of services specified in Section 2.2, a Provider shall invoice the Requestor on a monthly basis;

            (b) for joint purchasing arrangements specified in Section 2.3, invoices will be payable according to the terms set by the vendor(s) providing the purchased goods or services, or if a Party has been selected to administer such arrangement, pursuant to invoices rendered by such Party; and

            (c) for joint service costs under Section 4.3, CCI shall invoice ICTC for such costs as allocated to it using the methodology in Section 4.3.

                                   ARTICLE IV
                         Cost Apportionment Methodology

      Section 4.1. General Principles. The following general principles shall be used in setting charges for transactions between ICTC and CCI Entities, as required by the ICC's rules regarding transactions between carriers and their affiliates (83 Ill. Admin. Code Part 711), as amended from time to time:

            (a) Facilities or services provided by ICTC to a CCI Entity shall be charged at the higher of: (i) market price, if market price can be determined from a price list or tariff, or (ii) the fully distributed cost (determined as provided in Section 4.2) incurred by ICTC in providing such facility or service, where a market price does not exist.

            (b) Facilities or services provided by a CCI Entity to ICTC shall be charged at the lower of: (i) market price, if market price can be determined from a price list or tariff, or (ii) the fully distributed cost (determined as provided in Section 4.2) incurred by such CCI Entity in providing such facility or service, where a market price does not exist.

Costs shall be charged to a Party in accordance with these general principles using either a direct charge or an allocation methodology consistent with 83 Ill. Admin. Code Part 711 and ICTC's Cost Allocation Manual. Costs of assets or services specifically attributable to a Party shall be charged directly to such Party. Joint and common costs not specifically attributable to a Party shall be charged to the appropriate Parties based on specific allocation methodologies in accordance with ICTC's Cost Allocation Manual and 83 Ill. Admin. Code Part 711.

      Section 4.2. Fully Distributed Costs. Costs charged on a fully distributed cost basis shall reflect the amounts of direct labor, direct materials and direct purchased services associated with the related asset or service. These amounts shall be increased by a portion of indirect costs to reflect labor, administrative and general and other overhead amounts in accordance with specific allocation methodologies contained in ICTC's Cost Allocation Manual and 83 Ill. Admin. Code Part 711.

      Section 4.3. CCI Administrative and General Costs. Costs which are applicable to CCI because they jointly benefit all subsidiaries will be accumulated on the books of CCI as Administrative and General costs. These costs will then be calculated for and charged to all CCI Entities and ICTC based on specified allocation methodologies in accordance with ICTC's Cost Allocation Manual and 83 Ill. Admin. Code Part 711. To the extent they pertain to CCI, the costs to be allocated will include, but are not necessarily limited to:

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                 Tax Compliance
                 Board of Directors
                 Corporate Secretary
                 Accounting and Audit
                 Corporate finance expenses for managing CCI's debt and cash Public Affairs Services
                 Legal expenses
                 Other professional/consulting services

                                    ARTICLE V
                            Limitations of Liability

      Section 5.1. No Warranties For Facilities or Services. Each Party acknowledges and agrees that any facilities made available, and any services provided, by a Provider to a Requester hereunder, are so made available or provided WITHOUT ANY WARRANTY (WHETHER EXPRESS, IMPLIED OR STATUTORY AND NOTWITHSTANDING ANY ORAL OR WRITTEN STATEMENT BY A PARTY'S EMPLOYEES, REPRESENTATIVES OR AGENTS TO THE CONTRARY) WHATSOEVER. ALL SUCH WARRANTIES (INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FORA PARTICULAR PURPOSE) ARE HEREBY DISCLAIMED AND EXCLUDED.

      Section 5.2. No Partnership. The Parties acknowledge and agree that this Agreement does not create a partnership between, or a joint venture of, a Party and any other Party. Each Party is an independent contractor and nothing contained in this Agreement shall be construed to constitute any Party as the agent of any other Party except as expressly set forth in Section 2.3.

      Section 5.3. No Third Party Beneficiaries. This Agreement is intended for the exclusive benefit of the Parties hereto and is not intended, and shall not be deemed or construed, to create any rights in, or responsibilities or obligations to, third parties.

                                   ARTICLE VI
                                   Termination

      This Agreement shall automatically terminate as to a Party upon the date that CCI ceases, directly or indirectly, to own equity securities in such Party. Any such termination shall not affect the terminating Party's accrued rights and obligations under this Agreement arising prior to the effective date of termination or its obligations under Section 8.4.

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                                   ARTICLE VII
                            Confidential Information

      Each Party shall treat in confidence all information which it shall have obtained regarding the other Parties and their respective businesses during the course of the performance of this Agreement. Such information shall not be communicated to any person other than the Parties to this Agreement, except to the extent disclosure of such information is required by a governmental authority. If a Party is required to disclose confidential information to a governmental authority, such Party shall take reasonable steps to make such disclosure confidential under the rules of such governmental authority. Information provided hereunder shall remain the sole property of the Party providing such information. The obligation of a Party to treat such information in confidence shall not apply to any information which (a) is or becomes available to such Party from a source other than the Party providing such information, or (b) is or becomes available to the public other than as a result of disclosure by such Party or its agents.

                                  ARTICLE VIII
                                  Miscellaneous

      Section 8.1. Entire Agreement; Amendments. Upon its effectiveness, this Agreement shall constitute the sole and entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous agreements, proposals, oral or written, negotiations, representations, commitments and all other communications between some or all of the Parties. Except as provided in Section 8.2 with respect to new Parties and except that CCI may amend Exhibit A to this Agreement to delete any terminated Party, this Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

      Section 8.2. New Parties. Any other entity which is or may become an affiliate of CCI may become a Party to this Agreement by executing an agreement adopting all of the terms and conditions of this Agreement. Such agreement must be signed by CCI in order to become effective, but need not be signed by any other Party to this Agreement. Upon such execution by CCI, such entity shall be deemed to be a Party and shall be included within the definition of "Party" for all purposes hereof, and Exhibit A shall be amended to add such entity.

      Section 8.3. Assignment. This Agreement may not be assigned by any Party without the prior written consent of CCI.

      Section 8.4. Access to Records. During the term of this Agreement, each Party shall have reasonable access to and the right to examine any and all books, documents, papers and records which pertain to services and facilities provided by the other Parties under this Agreement to such Party, and such Party shall provide access to, and the opportunity to examine, all such records which pertain to services and facilities provided to the other Parties under this Agreement by such Party. Each Party shall maintain all such records relating to a given transaction for a period of seven years after the transaction. In addition, during the term of this Agreement and for the same seven year period, the ICC shall have access to all accounts and records of such CCI Entity relating to transactions with ICTC to the extent, and with the limitations, set forth in Section 7-101 of the Public Utilities Act. Accordingly, each CCI entity shall make available to ICTC for the ICC's review pursuant to Section 7-101 such information as

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the ICC or its staff may deem necessary in order to review and verify both the amounts charged to ICTC under this Agreement and the manner in which those amounts were derived.

      Section 8.5. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. In the event that it is determined that the charges for a particular transaction covered by this Agreement were not determined properly for any reason, such determination and/or finding shall not affect the validity of such transaction; provided, however, that if the transaction involved ICTC and a CCI Entity, CCI (or, if CCI so determines, such CCI Entity) shall pay to or reimburse ICTC, or ICTC shall pay to or reimburse such CCI Entity, as the case may be, for the difference between the amount that was charged in connection with the transaction and the charge that is determined to be proper under the provisions of Article IV.

      Section 8.6. Waiver. Failure by any Party to insist upon strict performance of any term or condition herein shall not be deemed a waiver of any rights or remedies that such Party may have against any other Party nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

      Section 8.7. Governing Law. This Agreement shall be governed by, construed and interpreted pursuant to the laws of the State of Illinois.

      IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by a duly authorized representative as of the day and year first above written.

CONSOLIDATED COMMUNICATIONS,          ILLINOIS CONSOLIDATED TELEPHONE
INC.                                  COMPANY

By: /s/ Robert J. Currey              By: /s/ Robert J. Currey
   -------------------------              --------------------------------
Name: Robert J. Currey                Name:Robert J. Currey
Title: President and Chief            Title: President and Chief
       Executive Officer                     Executive Officer

CONSOLIDATED COMMUNICATIONS           CONSOLIDATED COMMUNICATIONS
MARKET RESPONSE, INC.                 PUBLIC SERVICES, INC.

By: /s/ Robert J. Currey              By: /s/ Robert J. Currey
   -------------------------              --------------------------------
Name: Robert J. Currey                Name: Robert J. Currey
Title: President and Chief            Title: President and Chief
       Executive Officer                     Executive Officer

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CONSOLIDATED COMMUNICATIONS           CONSOLIDATED COMMUNICATIONS
OPERATOR SERVICES, INC.               MOBILE SERVICES, INC.

By: /s/ Robert J. Currey              By:  /s/ Robert J. Currey
   _________________________              __________________________________
Name:  Robert J. Currey               Name:  Robert J. Currey
Title: President and Chief            Title: President and Chief
       Executive Officer                     Executive Officer

CONSOLIDATED COMMUNICATIONS           CONSOLIDATED COMMUNICATIONS
BUSINESS SYSTEMS, INC.                NETWORK SERVICES, INC.

By: /s/ Robert J. Currey              By:  /s/ Robert J. Currey
   _________________________              __________________________________
Name:  Robert J. Currey               Name:  Robert J. Currey
Title: President and Chief            Title: President and Chief
       Executive Officer                     Executive Officer

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                                    EXHIBIT A

             Other Subsidiaries of Consolidated Communications, Inc.
            (In Addition to Illinois Consolidated Telephone Company)

Consolidated Communications Market Response, Inc.

Consolidated Communications Public Services, Inc.

Consolidated Communications Operator Services, Inc.

Consolidated Communications Mobile Services, Inc.

Consolidated Communications Business Systems, Inc.

Consolidated Communications Network Services, Inc.